Exhibit 99.1

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Closes West Tavaputs Sale

DENVER – December 10, 2013 – Bill Barrett Corporation (NYSE: BBG) announced today that it closed on its previously announced sale of the West Tavaputs natural gas property located in the Uinta Basin, Utah to affiliates of EnerVest, Ltd. for a total adjusted transaction value of $369 million.

The total transaction value includes approximately $46 million for the purchaser’s assumption of the Company’s lease financing obligation related to compressor units on the property. The transaction value was adjusted to the August 1, 2013 effective date, based on preliminary accounting data, and for other customary closing adjustments, providing net cash proceeds to the Company of approximately $310 million. Proceeds from the transaction have been applied towards the $390 million balance, as of September 30, 2013, on the Company’s revolving credit facility. The Company’s borrowing base on its revolving credit facility was reduced by $200 million to $625 million in conjunction with the asset sale and will be adjusted to reflect year-end reserves as part of the normal redetermination schedule in March 2014.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.